UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 21, 2019
HIGHLANDS REIT, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-55580	81-0862795
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

332 S Michigan Avenue, Ninth Floor
Chicago, IL 60604
(Address of Principal Executive Offices)
(312) 583-7990
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
As previously reported in our Current Report on Form 8-K filed on February, 13, 2019, and in our Quarterly Report on Form 10-Q filed on May 10, 2019, Highlands REIT, Inc. (the “Company”), through MB Lincoln Mall, L.L.C. (the “Seller”), a wholly-owned subsidiary of the Company, entered into an Agreement of Purchase and Sale (as amended, the “Agreement”) with Lincoln Mall Owner LLC, a Delaware limited liability company (the “Purchaser”), an unaffiliated third party buyer and an affiliate of Acadia Strategic Opportunity Fund V LLC, pursuant to which the Seller agreed to sell a 456,666 square-foot retail property located in Lincoln, Rhode Island commonly known as the “Lincoln Center” for a gross sale price of $55.8 million (the “Sale”), subject to certain pro-rations and other adjustments as described in the Agreement. As of March 31, 2019, our accounting basis of the real estate assets (net of accumulated depreciation and amortization) for the Lincoln Center was approximately $45.0 million.

On June 21, 2019, the Seller and the Purchaser consummated the Sale, which resulted in net cash proceeds to the Company of approximately $52.6 million after closing costs, pro-rations and other adjustments as described in the Agreement.

The Agreement was filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q filed on May 10, 2019. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the full text of the Agreement.

In connection with the consummation of the Sale, the Company is filing herewith certain pro forma financial information related to the disposition of the Lincoln Center, which is attached hereto as Exhibit 99.1.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(b) Exhibits

99.1 Pro forma financial information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Highlands REIT, Inc.

Date: June 27, 2019	By:	/s/ Richard Vance
	Name:	Richard Vance
	Title	President and Chief Executive Officer